The Middleton Doll Company Announces Shareholder Approval of Stock Split Transaction

        Waukesha, Wis., December 30, 2008…The Middleton Doll Company (the “Company”) (OTCBB: DOLL.OB) announced today that its shareholders approved a 1,000-to-1 reverse stock split of the Company’s common stock followed by a 1-to-1,000 forward stock split, with the result that shareholders who hold fewer than 1,000 shares prior to the stock split transaction will have their partial shares cashed out at a price of $0.50 in cash per share on a pre-split basis. Shareholders who hold 1,000 or more shares prior to the stock split transaction will continue as shareholders of the Company following the stock split transaction. The stock split transaction is currently scheduled to take effect January 9, 2009. In conjunction with the stock split transaction, the Company intends to deregister its common stock and preferred stock under the Exchange Act, and, therefore, terminate its obligations to file reports with the Securities and Exchange Commission.

        Shortly after January 9, shareholders whose partial shares are to be cashed out will receive instructions regarding the method of exchanging old stock certificates for cash. Shareholders need not do anything with their stock certificates until they receive instructions. Mellon Investor Services LLC, the Company’s transfer agent, will act as the exchange agent for the purpose of implementing the exchange of stock certificates in the stock split transaction.

        The Company also announced that shareholders approved amendments to the terms of the Company’s preferred stock eliminating the dividends, extending the maturity date from July 1, 2008 to July 1, 2011, and allowing for partial redemptions upon the sale of assets and complete redemption upon the sale of substantially all of the assets.

About The Middleton Doll Company

        The Middleton Doll Company currently operates in two segments, consumer products and financial services. The Company’s consumer products segment is comprised of Lee Middleton Original Dolls, Inc., a designer and marketer of lifelike collectible and play dolls, and License Products, Inc., which does business as FirsTime Manufactory, a designer and marketer of clocks and home décor products that are sold to major national retailers. The Company’s financial services segment is comprised primarily of the remaining assets of the lending and real estate leasing business of its former subsidiary, Bando McGlocklin Small Business Lending Corporation, now owned by Lee Middleton Original Dolls. The Company does not intend to continue in the financial services segment after the remaining financial services segment’s assets are sold.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include: the ability of the Company to continue as a going concern; the ability of the Company to redeem the outstanding preferred stock; the degree of success of the strategy to reduce expenses and to increase revenue in the consumer products segment; the declining demand for collectible dolls in the consumer products segment; the ability of the Company to provide the necessary cash to meet operating and working capital requirements; and the timing of sales and the selling prices of the remaining assets of the financial services segment.

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